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Remarks from Earnings Call on November 6, 2020

PRESENTATION

Operator

Good day, and welcome to the Penn Virginia’s Third Quarter 2020 Earnings Conference Call. (Operator Instructions) Please note, today’s event is being recorded. I would now like to turn the conference over to Clay Jeansonne, Director of Investor Relations. Please go ahead.

Clay P. Jeansonne - Penn Virginia Corporation—Director of IR

Thank you, and good morning, everyone. We appreciate your participation in today’s call. I’m joined this morning by Darrin Henke, Penn Virginia’s President and CEO; Rusty Kelley, our Senior Vice President and CFO; and Ben Mathis, our Senior Vice President of Operations and Engineering.

Prior to getting started, I’d like to remind you we will discuss non-GAAP measures on this call. Definitions and reconciliations for this measure to the most comparable GAAP measure are provided in our third quarter earnings press release issued yesterday afternoon which can be found on our website at www.pennvirginia.com.

I would also point to you the language in the forward-looking section of the press release. Our comments today will contain forward-looking statements within the meaning of the Federal Securities law. These statements which include but are not limited to comments on our operational guidance are subject to a number of risks and uncertainties that cause — that could cause actual results to be materially different from those forward-looking statements, including those identified in the risk factors in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q.

Finally, after our prepared remarks, we’ll be happy to take your questions. With that, I’ll turn the call over to Darrin.

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Thanks, Clay. We very much appreciate everyone joining us for today’s call. Our team again delivered solid performance in the third quarter as steady execution has become par for the course at Penn Virginia.

On the sales front, we beat on oil by selling 18,383 barrels per day which was higher than the midpoint of guidance of 18,000 barrels of oil per day. Higher-than-expected sales were primarily a function of the positive results obtained from the five DUC wells we turn to sales in July, as well as our constant focus on optimizing our base production.

Looking at expenses for the third quarter. We posted adjusted direct operating expenses of $10.88 per barrel. This low operating expense typifies our lean cost structure and culture of cost containment. Put simply, we leave no stone unturned to find ways to improve the operating performance of our business. The same holds true for capital spending where we continue to do more with less.

CapEx for the third quarter was $8 million, 27% below the low end of guidance. We also continue to benefit from our substantial hedge position. A clear example was in the third quarter where we realized an oil price of $48.28 per barrel, including hedge settlements. The combination of increased operational efficiencies, reduced capital spending and protecting our best-in-class margins through prudent risk management supports one of Penn Virginia’s key priorities, generating free cash flow for the long-term benefit of our shareholders.

I am pleased to report that we generated free cash flow of $34 million during the third quarter, all of which was used to pay down debt. We continue to remain squarely focused on delivering value over volume through disciplined spending, preservation of our strong balance sheet, driving strong cash-on-cash returns and further debt reduction. We believe we can maintain production within cash flow at an oil price of $40 per barrel and generate free cash flow to reduce debt at $45 per barrel.

Next I would like to spend a moment discussing our announcement earlier this week concerning the strategic investment in Penn Virginia by Juniper Capital Advisors, which is expected to close in the first quarter of 2021. We view this transaction as truly transformational for the company and one that will best position Penn Virginia for long-term success. The opportunity to immediately infuse $150 million in cash coupled with the acquisition of oil and gas assets located within and adjacent to our acreage is extremely attractive on multiple fronts.

First, the transaction will substantially improve Penn Virginia’s balance sheet and financial position as it would more than double the equity market cap of the company while paying down well over $100 million of debt. In addition, it allows us to push out the maturity of our second lien term loan by 2 years to September of 2024 and reduced annual interest expense by an estimated 20%, equivalent to $6 million per year.

Second, the transaction would add production and cash flow and lower our cost structure through the inclusion of Juniper’s approximate 4,100 acres with no expected increase to G&A. Third, the transaction will enhance our position in the Eagle Ford. Juniper’s assets, like Penn Virginia’s, are located on private fee lands and provide for multiple additional drilling locations on the Eagle Ford trend’s proven geology. Penn Virginia’s expanded footprint created by the transaction also affords the opportunity to drill longer laterals.

And finally, this strategic transaction will provide Penn Virginia additional room to maneuver through a potential lower-for-longer oil price environment. In summary, the Juniper transaction will materially strengthen our balance sheet, improve our liquidity profile, increase our maturity runway and add important scale to the business through the bolt-on assets acquired. We believe this transaction will prove to be a key milestone for the company.

To wrap things up, Penn Virginia delivered on plan and posted solid results for the third quarter. The period also marked our fourth consecutive quarter of generating free cash flow. Looking at the remainder of this year and into the next, we believe we are in a strong position for continued success. Most important of all, I’m very proud of our team’s accomplishments. Given the challenging backdrop, their laser focus on operational excellence continues to set the company apart from other small-cap E&Ps. I appreciate everyone’s hard work, dedication and efforts to promote the continued safety and well-being of our fellow employees as well as our contractors and service providers.

So with that, we will open up the call to questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Today’s first question comes from Dun McIntosh with Johnson Rice.

Duncan Scott McIntosh - Johnson Rice & Company, L.L.C., Research Division—Research Analyst

I just had a quick question on Juniper and kind of what that might mean. I know you haven’t given a ton of color around ‘21, but obviously you get a big liquidity boost here. And what does that mean for the ‘21 program? It would — if you think about a little more activity, I assume you talked about, companies talked about a maintenance program going forward in the past. And just kind of, what Juniper does mean for the ‘21 from an activity standpoint.

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Yes. So the transaction definitely improves our balance sheet, but it really doesn’t change our outlook relative to activity. We’re going to look at commodity prices. And in a $40 environment, we feel like we can maintain production and within cash flow. And if we see a $45 price environment, we feel like we can maintain production, maybe grow single digit. But more importantly, continue to reduce debt with our free cash flow.

Duncan Scott McIntosh - Johnson Rice & Company, L.L.C., Research Division—Research Analyst

Okay. Great. And then, maybe just a little color. I mean, costs came in on the OpEx side lower again this quarter. And I have to imagine you’re seeing some pretty good reductions on the D&C side as well. And I see you already put a rig back out there. Do you think these are pretty sticky? Is this something that you look to maybe lock in lower costs? Or do you think that just where the service market is, you think you can continue to get kind of favorable cost in a spot scenario?

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Yes. I think the service costs are definitely in a great time for our industry to date. However, not only are we seeing improvements via service costs, but we’re also seeing continued improvements through our efficiency gains. And I’ll have Ben maybe speak just a touch about those gains relative to cycle times and completion times.

Benjamin A. Mathis - Penn Virginia Corporation—SVP of Operations & Engineering

Sure. So comparing 2019 to where we are now and where we see we’re going to be. We’ve seen roughly a 15% to 18% reduction in our cost per lateral foot total all cost. And about 45% of that on the drilling side is just improvements in how we’re doing things. Efficiency gains. 55% of that roughly is related to service cost. So there is some risk of that going away if — or reducing if we see a change in activity level in the U.S. On the completion side, about 1/3 of that is related to design changes that we’re making that will be locked in. And about 2/3 of that is related to service cost.

Operator

And our next question today comes from Neal Dingmann with Truist.

Neal David Dingmann - Truist Securities, Inc., Research Division—MD

And again, congrats on the [sale], it’s going to — it looks really good ahead of time. My question, Darrin, it looks like you guys, I’m just looking like what you and Rus have been able to do on the free cash flow side. And Dun, you mentioned in that last sort of comment about just efficiencies. And I’m wondering is that what’s driving — I guess my question is, is it a better decline rate? Is it efficiencies, lower cost? Maybe if you could just give a little light because it does seem like — I don’t know that the — that the market is fully appreciated, but it does seem like you’re getting better free cash flow with limited activity. And I just wanted to see if you or Rusty could speak around that.

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Yes, I’ll start off, and then I’ll turn over to Rusty to add some comments as well. Relative to the second and third quarter, our DUCs have come on. They’re strong producers. And certainly that’s helping us with our production. And then from — on the expense side, we’ve seen reduction in our chemical costs. We’ve seen optimization on our gas lift, which lowers our operating expenses. And we did for a period of time reduce some of our expense workovers. And we’re back doing those, and we’re picking up production volumes accordingly. So those are things that are improving the production and reducing our expenses. And I’ll let Rusty add some color as well.

Russell T. Kelley - Penn Virginia Corporation—Senior VP, CFO & Treasurer

Yes, I think Darrin talked about the expense side. I’d also highlight on the top of the line the Gulf Coast margins and our access to those markets as well as our hedge position has continued to make the top line a lot stronger than a lot of other folks that we’ve seen in the industry. So we continue to maintain a lot of those policies and manage that, that I think combined that with the efficiencies and the cost structures, what leads to some of those margins.

Neal David Dingmann - Truist Securities, Inc., Research Division—MD

And then, given the benefits you all have, I guess my follow-up would just be I know it would be nice to see you all as consolidated, taking over some of the people that are operating as well. How do you balance either, as you said, I know, Darrin, you mentioned about free cash flow still being the priority paying down debt. But I’m just wondering, when you look at growth on a go-forward here for the next year or 2, how do you think about sort of internal versus external, what makes the most sense?

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

When I think about our industry, more generally, I definitely think we’re going to continue to see consolidation. We’ve seen dramatic consolidation here recently, and that makes sense to most everyone, I think. The way Penn Virginia is going to approach consolidation, it’s all about value for our shareholders. So the — we’re going to do — we’ll look at opportunities. And we may be an acquirer down the road or we may get acquired. We’re pretty agnostic on that. It really is all about doing what’s right for the shareholder.

Operator

Our next question from Richard Tullis with Capital One.

Richard Merlin Tullis - Capital One Securities, Inc., Research Division—Senior Analyst of Oil & Gas Exploration and Production

Darrin and Rusty, if you could, maybe provide a little history of the background and how the Juniper deal kind of came together. And did PBAC look at any other potential options for achieving the same objectives?

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Yes. So I’ll let Rusty address that question.

Russell T. Kelley - Penn Virginia Corporation—Senior VP, CFO & Treasurer

Sure. So just from a highlight, we’ll give a lot more detail in the proxy itself. But Juniper has operated assets on the lease line boundary with us. We’ve known each other well, worked together as operating partners. And over the past few months have had a number of conversations of how to work together. We did talk to a number of potential capital advisers — or sorry, providers and looked at a number of different alternatives and what kept — we kept coming back to a potential partnership with Juniper just given the operating synergies, knowledge of the asset base, and, frankly, the relationship and viewpoint of a common strategy.

Richard Merlin Tullis - Capital One Securities, Inc., Research Division—Senior Analyst of Oil & Gas Exploration and Production

That’s helpful. And just as a follow-up, I know this deal doesn’t change, as Darrin said, the go-forward activity plans. But within that activity set, do you perhaps start drilling on some of the Juniper acreage in 2021?

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

We will certainly consider that. It’s great acreage, and it fits very well into our portfolio of opportunities. It allows us to drill longer laterals. It adds a number of new wells to our inventory. So we’re in the middle of the process thinking about 21 activity levels as we speak. And most likely, that acreage will play a role next year.

Operator

(Operator Instructions) Today’s next question comes from Nicholas Pope with Seaport Global.

Nicholas Paul Pope - Seaport Global Securities LLC, Research Division—Research Analyst

I was hoping we could talk a little bit about the Juniper acquisition and kind of what things are going to look like once it is completed. Obviously they have a lot of other assets in their portfolio. I’m just curious what kind of protections and governance we’re going to see for kind of the — what’s going to become the minority public shareholders in this go-forward entity and looking at assets and kind of keeping some sort of separation between the 2 entities. Can you talk a little bit about that?

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Yes. I’ll have Rusty address that.

Russell T. Kelley - Penn Virginia Corporation—Senior VP, CFO & Treasurer

Sure. So the only anticipated overlap right now is the assets that we acquired in the transaction. With regard to governance protections, we have standard protections in place for minority shareholder protections. Any affiliated transactions would have to be reviewed by those members of the Board that are nonaffiliated to Juniper. But again, what I would point to those is the protections that are very standard. But I think the real benefit here is the common viewpoint on strategy with regard to paying down debt, living inside of free cash flow and developing with a good sense of capital discipline by somebody that’s now a majority shareholder and shares those same views.

Nicholas Paul Pope - Seaport Global Securities LLC, Research Division—Research Analyst

And what’s the Board makeup going to be post the transaction? Like what’s the numbers on that?

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

Yes. So it will be the existing 4 Board members plus 5 new board members from Juniper. And so it will be 9 board members total.

Operator

And ladies and gentlemen, this concludes our question-and-answer session. I’d like to turn the conference back over to the management team for any final remarks.

Darrin J. Henke - Penn Virginia Corporation—President, CEO & Director

We thank everyone for calling in today, and we look forward to delivering impressive results in the future. Take care.

Operator

Thank you. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines, and have a wonderful day.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Penn Virginia Corporation (“Penn Virginia”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the transactions with Juniper Capital described herein (the “Transaction”), pro forma descriptions of the combined company and its operations, integration, debt levels, acreage, well performance, development plans, per unit costs, ability to maintain production within cash flow, synergies, opportunities and anticipated future performance. Pro forma information should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction; the ability to successfully integrate the assets to be acquired in the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the contribution agreements related to the Transaction; the possibility that shareholders of Penn Virginia may not approve the issuance of equity in the Transaction or there may be a delay in receiving expected shareholder approval; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; the risk that any announcements relating to the Transaction could have adverse effects on the market price of Penn Virginia’s common stock; the risk that changes in Penn Virginia’s capital structure and governance, including its status as a controlled company, could have adverse effects on the market value of its securities; the ability of Penn Virginia to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers and on Penn Virginia’s operating results and business generally; the risk the pending Transaction could distract management from ongoing business operations or cause Penn Virginia to incur substantial costs; the risk that the expanded acreage footprint does not allow for longer laterals, lower per unit operating expenses, and increased number of wells per pad as expected; the ability of Penn Virginia to develop drilling locations, which do not represent oil and gas reserves, into production or proved reserves; the risk that Penn Virginia may be unable to reduce expenses or access financing or liquidity; the risk that Penn Virginia does not realize expected benefits of its hedges; the impact of the COVID-19 pandemic, the related economic downturn and the related substantial decline in demand for oil and natural gas; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Penn Virginia’s control, including those detailed in Penn Virginia’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Penn Virginia’s website at www.pennvirginia.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. All forward-looking statements are based on assumptions that Penn Virginia believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and Penn Virginia undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the Transaction, Penn Virginia will file a proxy statement and other documents with the SEC. Investors and security holders are urged to carefully read the definitive proxy statement when it becomes available because it will contain important information regarding the Transaction.

A definitive proxy statement will be sent to shareholders of Penn Virginia relating to the approval of, among other things, the issuance of Penn Virginia equity securities in the Transaction. This communication is not a substitute for any proxy statement or any other document which Penn Virginia may file with the SEC in connection with the proposed Transaction. INVESTORS AND SECURITY HOLDERS OF PENN VIRGINIA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Penn Virginia with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement (when available) and such other documents relating to Penn Virginia may also be obtained free-of-charge by directing a request to Penn Virginia, Attn: Clay Jeansonne, 16285 Park Ten Place, Suite 500, Houston, TX 77084, or from Penn Virginia’s website, www.pennvirginia.com.

Participants in the Solicitation

Penn Virginia and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement when it is filed with the SEC. Information about Penn Virginia’s executive officers and directors can be found in the above-referenced proxy statement when it becomes available and in Penn Virginia’s proxy statement relating to its 2020 Annual Meeting of Shareholders filed with the SEC on April 7, 2020 and Penn Virginia’s Current Report on Form 8-K filed with the SEC on August 21, 2020.